Exhibit 99.3

CASCADES INC.

LETTER TO
DEPOSITORY TRUST COMPANY PARTICIPANTS
Relating to Cascades Inc.’s Offer to Exchange

Up to US$500,000,000 Aggregate	Up to US$250,000,000 Aggregate
Principal Amount of Newly Issued	Principal Amount of Newly Issued
7 3/4% Senior Notes due 2017	7 7/8% Senior Notes due 2020

For	For

a Like Principal Amount of Outstanding	a Like Principal Amount of Outstanding
Restricted 7 3/4% Senior Notes due 2017	Restricted 7 7/8% Senior Notes due 2020
issued in December 2009	issued in December 2009

THE EXCHANGE OFFER WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON 2010, UNLESS EXTENDED (THE “EXPIRATION DATE”). ORIGINAL NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Depository Trust Company Participants:

We are enclosing herewith the material listed below relating to the offer by Cascades Inc. (the “Company”) to exchange, upon the terms and subject to the conditions set forth in the prospectus and letter of transmittal enclosed herewith (which together constitute the “Exchange Offer”), its:

•	7 3/4% Senior Notes due 2017 (the “New 2017 Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of the Company’s outstanding restricted 7 3/4% Senior Notes due 2017 (the “Original 2017 Notes”); and

•	7 7/8% Senior Notes due 2020 (the “New 2020 Notes” and, together with the New 2017 Notes, the “Exchange Notes”), which have been registered under the Securities Act, for any and all of the Company’s outstanding restricted 7 7/8% Senior Notes due 2020 (the “Original 2020 Notes” and, together with the Original 2017 Notes, the “Original Notes”).

Enclosed are copies of the following documents:

1. Prospectus, dated          , 2010;

2. Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);

3. Notice of Guaranteed Delivery; and

4. Letter that may be sent to your clients for whose account you hold Original Notes in your name or in the name of your nominee, with space provided for obtaining such client’s instruction with regard to the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date unless extended.

The Exchange Offer is not conditioned upon any minimum number of Original Notes being tendered.

Pursuant to the letter of transmittal, each holder of Original Notes will represent to the Company that:

(i) any Exchange Notes that the holder will acquire in exchange for Original Notes will be acquired in the ordinary course of business of the holder;

(ii) the holder has not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to engage in, a distribution of any Exchange Notes issued to the holder;

(iii) the holder is not an “affiliate” (as defined in Rule 405 under the Securities Act) of the Company or its subsidiaries, or if the holder is an affiliate of the Company or its subsidiaries, the holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

(iv) the holder is not a broker-dealer who purchased the Original Notes for resale pursuant to an exemption under the Securities Act tendering Original Notes acquired directly from the Company for the holder’s own account; and

(v) the holder is not restricted by any law or policy of the SEC from trading the Exchange Notes acquired in the Exchange Offer.

If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making or other trading activities, it will represent that the Original Notes were acquired as a result of market-making activities or other trading activities, and it will acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of those Exchange Notes, the broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Letter to Clients contains an authorization by the beneficial owners of the Original Notes for you to make the foregoing representations.

The Company will not pay any fee or commission to any broker or dealer to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Original Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Original Notes to it, except as otherwise provided in Instruction 6 of the enclosed letter of transmittal.

Additional copies of the enclosed material may be obtained from the undersigned.

Very truly yours,

THE BANK OF NOVA SCOTIA TRUST
COMPANY OF NEW YORK